Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made as of September 12, 2025, by and between Lightwave Logic, Inc., a Nevada corporation (the “Company”), whose principal place of business is at 369 Inverness Parkway, Suite 350, Englewood, Colorado 80112; and Yves LeMaitre (“Executive”), who resides in San Mateo, California.

WHEREAS, the Company wishes to procure the services of Executive under the terms and conditions set forth and Executive wishes to be employed on these terms and conditions.

WHEREAS, the parties to this Agreement wish to enter into a written expression of their relationship as employer and employee.

THEREFORE, in consideration of the agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

Employment

1.1. Employment. The Company agrees to employ Executive, and Executive accepts employment with the Company, on and subject to the terms and conditions set forth in this Agreement.

1.2. Term. Subject to the provisions for termination as provided in Article 8 of this Agreement, the term of this Agreement shall begin on September 12, 2025 and shall continue for three (3) years thereafter (the “Employment Term”). This Agreement may be renewed for successive 12-month terms upon the written agreement of the parties hereto that shall be delivered by each party to the other not less than 60 days prior to the expiration of the existing term.

ARTICLE 2

Duties

2.1. Position and Duties. The Company agrees to employ Executive to act as its Chief Executive Officer. Executive shall be responsible for performing such duties for the Company as are customarily associated with such position at a similar situated company. Executive agrees that he will serve the Company faithfully and to the best of his ability during the Employment Term, under the direction of the Board of Directors of the Company. Executive shall also continue to serve as a member of the Board of Directors for so long as he holds the position of Chief Executive Officer, subject to the Company’s governing documents and applicable law. The Company and Executive may, from time to time, jointly agree to change the nature of Executive’s duties and job title.

2.2. Time Devoted to Work. Executive agrees that he will devote all of the necessary business time, attention, and energies, as well as Executive’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. Executive may engage in other business activities unrelated to the Company during the Employment Term so long as such other business activities do not interfere with the terms and conditions of this Agreement.

ARTICLE 3

Place of Employment

Executive shall perform his duties under this Agreement primarily from his home office in California or at any Company office of his choosing, consistent with the needs of the Company’s business at the discretion of the Executive.

ARTICLE 4

Compensation of Executive

4.1. Base Compensation. For all services rendered by Executive under this Agreement, the Company agrees to pay Executive the rate of $500,000 per year, which shall be payable to Executive not less frequently than monthly, or as is consistent with the Company’s practice for its other employees.

4.2. Other Compensation. Executive shall receive other compensation as more fully described on Appendix A, attached hereto and made a part hereof.

4.3. Reimbursement for Business Expenses. Subject to the approval of the Company, the Company shall promptly pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing Executive’s duties and obligations under this Agreement, but only if Executive properly accounts for expenses in accordance with the Company’s policies.

4.4 Bonus Compensation. Executive shall be eligible to receive bonus compensation, to be determined by the Board of Directors from time to time in their sole discretion.

ARTICLE 5

Personal Time Off (PTO) and Other Paid Absences

5.1. Personal Time Off (PTO). Executive shall be entitled to the PTO as authorized in the Lightwave Logic Employee Handbook.

5.2. Holidays. Executive shall be entitled to the paid holidays as authorized in the Lightwave Logic Employee Handbook.

ARTICLE 6

Fringe Benefits

Executive shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be, maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. No amounts paid to Executive from an employee benefit plan shall count as compensation due Executive as base salary or additional compensation. Nothing in this Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Executive and other Company employees.

ARTICLE 7

Maintenance of Liability Insurance

So long as Executive shall serve as an executive officer of the Company pursuant to this Agreement, the Company shall obtain and maintain in full force and effect a policy of director’s and officer’s liability insurance in reasonable amounts from an established and reputable insurer. In all policies of such insurance, Executive shall be named as an insured in such manner as to provide Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

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ARTICLE 8

Termination of Employment

8.1. Termination of Employment. Executive’s employment under this Agreement shall automatically terminate upon: (i) his death; (ii) the expiration of the Employment Term; or (iii) Executive’s voluntarily resignation with at least 30 days’ prior written notice.

8.2. Termination for Cause. The Company may terminate the Executive for Cause, by giving written Notice of Termination to Executive. The Date of Termination shall be specified in the Notice of Termination. For purposes hereof, “Cause” shall mean: (i) the Executive’s failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice of such failure and allowing the Executive thirty (30) days to cure that particular failure, if so curable, (provided, however, that the Company shall not be required to provide notice and opportunity to cure with respect to the same or substantially similar failure more than once during the Employment Period); or (ii) any breach by the Executive of the provisions of Articles 9, 10, and/or 13 hereof; or (iii) misconduct which, in the good faith and reasonable judgment of the Company, is injurious to the Company; or (iv) felony conviction involving the personal dishonesty or moral turpitude of the Executive; or (v) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his duties in any manner; or (vi) any misappropriation, embezzlement or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property by the Executive; or (vii) willful misconduct or breach of fiduciary duty by the Executive in respect of the duties or obligations of the Executive under this Agreement.

8.3        Termination by the Company without Cause. The Company may terminate this Agreement at any time by providing a Notice of Termination which includes a Date of Termination at least thirty (30) calendar days after delivery of the Notice of Termination.

8.4	Obligations Upon Termination.

8.4.1           In the event that Executive’s employment terminates under Articles 8.1 or 8.2 above, no compensation, no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable plan documents.

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8.4.2           Termination by the Company Without Cause. In the event that the Company terminates this Agreement pursuant to Article 8.3, and Executive executes a release in accordance with Article 8.5.4 below, the Company shall continue to pay to the Executive the Base Salary in effect as of the Date of Termination for a period of twelve (12) months from the Date of Termination (the “Severance Period”), provided that such termination constitutes a separation from service within the meaning of Section 409A of the Code. If Executive properly elects to continue coverage in the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the applicable terms of the plan, the Company will reimburse Executive for COBRA premiums (at the same level of coverage or less for Executive in effect immediately prior to the Termination Date) during the Severance Period. Should the COBRA policy lapse due to Executive’s non-payment of any employee premiums and/or Executive’s failure to submit required COBRA forms, it shall be the responsibility of Executive to cure such defects, and Employer will not be held liable for any lapses in coverage and will not be required to make any payments for continued healthcare coverage for the Executive during any lapse in COBRA coverage. Should Executive, during the Severance Period, become eligible to receive health insurance benefits from another employer, Executive must notify the Company within ten (10) business days of such event. Upon such notification, the Company will have no further obligation to reimburse Executive for the COBRA premiums for Executive. If the Company, in its sole discretion, determines the reimbursements of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code, the premium reimbursements will be imputed as income and treated as taxable to Executive to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. In no event, however, shall the continuation of such payments during the Severance Period be deemed to be employment hereunder for any purpose. Any outstanding stock option or other stock awards held by Executive as of the Date of Termination that would otherwise vest during the Severance Period shall immediately vest. The payments shall be paid in normal payroll schedules with applicable withholdings made from the payment, provided that, Executive executes the Release described below in Article 8.4.4.

8.4.3           Termination upon Change in Control. In the event Executive is terminated without cause pursuant to Article 8.3 or resigns for Good Reason within the three (3) months preceding a “Change in Control” or within twelve (12) months of a “Change in Control:” (1) the Severance Period in Article 8.4.2 will be extended from twelve (12) months to eighteen (18) months for cash severance portion and for the COBRA premium payment portion; and (2) all stock option or other stock awards held by Executive as of the Date of Termination shall immediately vest.

8.4.3.1                  “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the dissolution, liquidation or winding up of the Company, (c) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions or (d) the closing of the transfer of the Company’s outstanding securities, in one transaction or a series of related transactions, to a person or group of affiliated persons if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the capital stock of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a Change in Control if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

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8.4.3.2                  “Good Reason” shall mean any of the following actions undertaken by the Company without the Employee’s prior written consent:

(i) a material reduction of the Employee’s title, duties, authority or responsibilities relative to his duties, authority or responsibilities immediately prior to such reduction;

(ii) a requirement that the Employee report to another employee or officer of the Company or any other person or group rather than solely and directly to the Board;

(iii) a material reduction (10% or more) over any twelve (12)-month period of Employee’s total target cash (Base Salary plus Target Incentive), unless such reduction is made in connection with an across-the-board reduction of substantially all executives’ total target cash (base salary plus target incentive), and Employee’s reduction is the same percentage in reduction as the other executive reductions in total target cash;

(iv) a relocation of the Employee’s primary place of business to a location more than thirty (30) miles; or

(v) a material breach of this Agreement (or any other written agreement between Employee and the Company or any Affiliate) by the Company (or any Affiliate) or any successor (including a failure to assume all of the terms of this Agreement, except where such assumption occurs by operation of law or legally the Agreement’s terms cannot all be assumed)

8.4.4           Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Article 8.3 or 8.4 shall commence until Executive executes and delivers a mutually agreeable release reflecting the provisions of this Agreement and waiving any and all claims against the Company other than the obligations set forth in such release or in a final severance agreement and any applicable revocation period with respect to such release has expired.

8.4.5           Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986 (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Executive’s separation from service from the Company, (i) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Executive’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Executive separates from service with the Company.

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8.4.6           Section 280G Cutback. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to Section 8.5.3 are considered “parachute payments” under Section 280G of the Code, then such parachute payments plus any other payments made or benefits provided by the Company to the Executive that are considered parachute payments shall be limited to the greatest amount that may be paid to the Executive under Section 280G of the Code without causing any loss of deduction to the Company under Section 280G of the Code, but only if, by reason of such reduction, the net after tax benefit to the Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to the Executive under Section 8.5.3, plus (ii) all other payments and benefits that the Executive receives or then is entitled to receive from the Company or an affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code at the time of termination of the Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 8.5.6 shall be made by a nationally recognized certified public accounting firm as may be designated by the Company prior to a Change in Control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Section 8.5.6, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, but only to the extent any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (ii) a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 8.5.6 shall occur in the following order: (1) any cash severance, (2) any other cash amount payable to the Executive, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of any equity-based awards.

8.4.7           Notice of Termination. A “Notice of Termination” to effectuate a termination under Article 8 shall be made in accordance with the Notice provision defined in Article 16. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Executive not report to work after the date of the written notice.

8.4.8           Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Article 8.

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ARTICLE 9

Confidential Information

9.1. Confidential Information. Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

9.2 Confidential Information Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

9.3 Company Creation and Use of Confidential Information. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of advanced organic electro-optic polymer systems and P2ICTM technology. Executive understands and acknowledges that as a result of these efforts, the Company has created and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

9.4 Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Chair of the Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Chair of the Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to the Chair of the Board of Directors. Further, nothing in this Agreement prohibits Executive from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation or any other conduct that Executive has reason to believe is unlawful; or (ii) discussing or disclosing Executive’s wages or terms and conditions of employment.

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9.5 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

9.6 Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

ARTICLE 10

Restrictive Covenants

10.1 Acknowledgement. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special, or extraordinary because of his leadership skills and experience in the photonics industry that is necessary to move the Company into its next level of performance. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

10.2 This Article 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Chair of the Board of Directors.

10.3 Non-Solicitation of Employees. Executive understands and acknowledges that the Company has a legitimate business interest in retaining its employees, in particular its scientists and engineers, who are crucial to the growth and development of the Company. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s trade secrets and Confidential Information regarding the Company’s employees. “Employee Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, and other information identifying facts and circumstances specific to employee recruiting and retention. Executive agrees and covenants not to use confidential Employee Information directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of one (1) year, to run consecutively, beginning on the last day of Executive’s employment with the Company.

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10.4 Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. Executive understands and acknowledges that the loss of such customer relationships will cause significant and irreparable harm. Executive agrees and covenants, during for a period of one (1) year, to run consecutively, beginning on the last day of Executive’s employment with the Company, not to use Confidential Information, including Customer Information, to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

ARTICLE 11

Construction

Executive acknowledges and agrees that the covenants and agreements contained in Articles 9 and 10 of this Agreement are the essence of this Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of the Company. Executive further acknowledges and agrees that: (i) each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Agreement, (ii) the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement, and (iii) in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator, as the case may be, is specifically authorized to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable to the maximum enforceable restriction permitted by law.

ARTICLE 12

Remedies

In the event of a breach or threatened breach by Executive of Article 9 or Article 10 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

ARTICLE 13

Proprietary Rights

13.1 Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

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For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Pre-Existing Materials. Executive will inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, his employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit A ) (“Prior Inventions”) into any Work Product or otherwise utilizing any Prior Invention in the course of Executive’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Work Product without the Company’s prior written permission. Executive has attached hereto, as Exhibit B, a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions. Furthermore, Executive represents and warrants that if any Prior Inventions are included on Exhibit B, they will not materially affect Executive’s ability to perform all obligations under this Agreement.

13.4 Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

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13.5 No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

13.6 Exception to Assignments. EXECUTIVE UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF WORK PRODUCT (AS DEFINED UNDER SECTION 13.1 ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT A). EXECUTIVE WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT EXECUTIVE BELIEVES MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT B TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

ARTICLE 14

Security

14.1 Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

ARTICLE 15

Publicity

Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

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ARTICLE 16

Notices

Any notice given under this Agreement to either party shall be made in writing. Notices shall be deemed given when (i) delivered by hand, document delivery service, (ii) sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Executive:

Yves LeMaitre

718 Dalehurst Ave.

San Mateo, CA

Email: yveslem@yahoo.com

Company:

Lightwave Logic, Inc.

369 Inverness Pkwy, Suite 350

Englewood, CO 80112

Attn: Clint Calli

Email: clint.calli@lightwavelogic.com

with a copy, which shall not constitute notice or service of process, to:

K&L Gates LLP

200 S. Biscayne Blvd., Suite 3900

Miami, FL 33131

Attn: Clayton E. Parker, Esq.

Email: Clayton.Parker@klgates.com

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

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ARTICLE 17

Binding Agreement

17.1. Company’s Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

17.2. Executive’s Successors. This Agreement shall inure to the benefit and be enforceable by Executive’s personal representatives, legatees, and heirs. If Executive dies while amounts are still owed, such amounts shall be paid to Executive’s legatees or, if no such person or persons have been designated, to Executive’s estate.

ARTICLE 18

Waivers

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 19

Entire Agreement

This instrument contains the entire agreement of the parties pertaining to the employment of Executive by the Company. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the employment of Executive by the Company other than those specifically included in this Agreement.

ARTICLE 20

Amendment of Agreement

No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by the Company shall be effective unless it is approved by the Company’s Board of Directors and signed by an officer specifically authorized to sign such documents.

ARTICLE 21

Severability of Provisions

If any provision of this Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall not affect the validity or enforceability of any other provision of this Agreement.

ARTICLE 22

Assignment of Agreement

Other than as otherwise provided for in this Agreement, so long as Executive is engaged by the Company pursuant to this Agreement, the Company shall not assign this Agreement without Executive’s prior written consent, which consent shall not be unreasonably withheld. Executive may not assign this Agreement.

ARTICLE 23

Governing Law

This Agreement shall be deemed to have been entered into by all parties within the State of California without regard to choice of law provisions.

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ARTICLE 24

Arbitration of Disputes

Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in San Mateo County, California, before a single arbitrator, in accordance with the then-current Employment Arbitration Rules and Mediation Procedures and the Federal Arbitration Act, as modified by the terms and conditions contained in this paragraph. The AAA’s arbitration rules can be reviewed online at https://www.adr.org/industries/employment/. By initialing below, Executive agrees to waive all rights to a jury trial. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the California Civil Rights Department (“CRD”), and/or federal Equal Employment Opportunity Commission (“EEOC”), and National Labor Relations Board (“NLRB”) or any similar federal or state administrative agency, including claims for workers’ compensation or unemployment insurance benefits. Further, nothing in this agreement to arbitrate requires Executive to arbitrate any claims for sexual assault, sexual harassment or representative claims under the California Private Attorneys General Act.

This Agreement to arbitrate is freely negotiated between Executive and Company and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

/s/ YLM By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

ARTICLE 25

Acknowledgment

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

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IN WITNESS, the parties have executed this Agreement in duplicate on the date and year first above written.

Executive,

/s/ Yves LeMaitre
Yves LeMaitre

Lightwave Logic, Inc.,

By:	/s/ James S. Marcelli
James S. Marcelli CFO & COO

Appendix A

Other Compensation

I. Bonus: Up to 60% of Annual Salary, to be awarded and paid semi-annually in equal installments of up to 30% of Annual Salary at the discretion of the Board of Directors. The performance goals and metrics for such Bonus shall be established by mutual agreement between the Company and Executive, subject to approval by the Board of Directors.

II. Restricted Stock Unit Awards: Subject to the approval of the Compensation Committee of the Company’s Board of Directors, (i) Executive will be granted 826,617 restricted stock units (“Additional RSUs”) under the Lightwave Logic, Inc. 2025 Equity Incentive Plan and (ii) Executive’s existing award of 1,616,380 performance-based RSUs granted to Executive on April 18, 2025 (the “Existing RSUs”) under the Lightwave Logic, Inc. 2016 Equity Incentive Plan shall be modified to remove the vesting conditions based on the achievement of performance metrics and to modify the vesting of the RSUs, to the extent permitted under Section 409A of the Code, as described herein. Subject to the terms of the applicable equity incentive plan and the award agreement thereunder, the Additional RSUs and Existing RSUs shall vest in installments on the sixth month, 12th month, 18th month and 24th month anniversary of the grant date. The Executive will not be eligible for an additional annual equity grant in 2026. Subject to continued employment, the Executive will next be eligible to receive an annual equity grant in 2027 at the discretion of the Board.

The aggregate number of Additional RSUs and Existing RSUs that vest in each installment shall be substantially equal, provided that the Compensation Committee, in its sole discretion, may determine the portion of Additional RSUs and Existing RSUs that shall comprise each such installment, and such portions may be determined on an unequal basis that is not prorated between the Additional RSUs and Existing RSUs.

Executive shall not be permitted to dispose of any shares of stock issued to Executive upon settlement of the Additional RSUs and Existing RSUs for a minimum holding period that shall commence on the date of such shares are issued to Executive as settlement for the RSUs and ending on the earlier of (i) 12 months after the commencement of such holding period (ii) thirty days after termination of employment without cause, or (iii) the occurrence of a Change in Control (as defined in the applicable equity incentive plan).

Exhibit A

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

This is to notify you in accordance with Section 2870 of the California Labor Code that:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

A-1

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements (check here and indicate “None” above)

___ Additional Sheets Attached

Date:
Signature

Name of Executive (typed or printed)

B-1